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                              [KINDER MORGAN LOGO]


Larry Pierce                                         Irene Twardowski Broussard
Media Relations                                      Investor Relations
(713) 369-9407                                       (713) 369-9490
                                                     www.kindermorgan.com


                   KINDER MORGAN EXPECTS TO EXCEED 2ND QUARTER
                          CONSENSUS EARNINGS ESTIMATES

         HOUSTON, July 8, 2002 - Kinder Morgan, Inc. (NYSE: KMI) and Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced that they expect to exceed consensus earnings estimates for the second quarter of 2002. Consensus earnings estimates for KMI for the second quarter are $0.56 per share, and consensus earnings estimates for KMP are $0.43 per unit. Additionally, the company is comfortable with and expects to meet or exceed annual consensus earnings of $2.62 per share for KMI and $1.82 per unit for KMP.

         According to Kinder Morgan Chairman and CEO Richard D. Kinder, both KMI and KMP continue to realize strong operating earnings. "While the market remains volatile, Kinder Morgan continues quarter-after-quarter to produce significant earnings per share growth through our stable, fee-based businesses," Kinder explained. "We are experiencing solid internal growth, we have a number of exciting expansion projects underway, and we are continuing to pursue potential acquisitions. We look forward to sharing the details of our second quarter results with the financial community in our earnings release and during our conference call on Wednesday, July 17." Kinder emphasized that that both Kinder Morgan entities have strong balance sheets, and that the company does not have marketing and trading businesses.

         Kinder Morgan, Inc. is one of the largest midstream energy companies in America, operating more than 35,000 miles of natural gas and products pipelines. It also has


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KINDER MORGAN GUIDANCE                                                    PAGE 2

significant retail distribution, electric generation and terminal assets. Kinder Morgan, Inc., through its general partner interest, operates Kinder Morgan Energy Partners, L.P., America's largest pipeline master limited partnership. Combined, the two companies have an enterprise value of approximately $17 billion.

         This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Form 10-K and 10-Q as filed with the Securities and Exchange Commission.

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